Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES THIRD QUARTER

FISCAL 2007 OPERATING RESULTS

Uncasville, Connecticut, August 7, 2007 – The Mohegan Tribal Gaming Authority, or MTGA or the Authority, the owner and operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs, announced today its operating results for the quarter ended June 30, 2007.

Highlights and results for the quarter ended June 30, 2007 were as follows:

•	Record third quarter gaming revenues of $371.1 million, a 15.9% increase over the corresponding period in the prior year

•	Gross slot revenues of $268.2 million, a 17.8% increase over the corresponding period in the prior year

•	Table games revenues of $100.9 million, a 12.3% increase over the corresponding period in the prior year

•	Non-gaming revenues of $68.5 million, a 7.8% increase over the corresponding period in the prior year

•	Income from operations of $75.7 million, a 3.6% increase over the corresponding period in the prior year

•	Net income of $45.7 million, a 6.5% increase over the corresponding period in the prior year

•	Record third quarter Adjusted EBITDA, a non-GAAP measure more fully described below, of $99.7 million, a 3.4% increase over the corresponding period in the prior year

•

Groundbreaking for construction of the new Casino of the Wind at Mohegan Sun occurred on June 28, 2007, and it will now include a two-level, 16,000 square-foot Jimmy Buffett’s Margaritaville Restaurant

•	Completed acquisition of the Pautipaug Country Club golf course in southeastern Connecticut on May 17, 2007 and opened Mohegan Sun Country Club at Pautipaug on June 8, 2007

•	Commenced construction of the Phase II gaming and entertainment facility, known as Project Sunrise, at Mohegan Sun at Pocono Downs on May 4, 2007

Third Quarter Operating Results

Adjusted EBITDA for the quarter ended June 30, 2007 increased by $3.3 million, or 3.4%, to $99.7 million compared to $96.4 million for the same period in the prior year. The increase in Adjusted EBITDA is attributable to the increase in Adjusted EBITDA from Mohegan Sun at Pocono Downs as described below.

Net income for the quarter ended June 30, 2007 increased by $2.8 million, or 6.5%, to $45.7 million from $42.9 million for the same period in the prior year. The increase in net income is due to the improved operating results at Mohegan Sun at Pocono Downs after the opening of the slot facility there in November 2006.

“The overall results for the Authority’s third quarter were excellent,” said Bruce S. Bozsum, Chairman of the Authority’s Management Board. “We are pleased to see the start of construction on our new Casino of the Wind and the progress on Sunrise Square at Mohegan Sun, as well as the groundbreaking for Project Sunrise at Pocono Downs.”

Commenting on the results, Mitchell Grossinger Etess, the Authority’s President and CEO, said, “The performance of Mohegan Sun during the quarter was strong despite the addition of a significant amount of slot product to the Northeast marketplace. We anticipated some slot revenue loss in the near term as customers have additional gaming choices in the Northeast. Overall, the outstanding performance of Pocono Downs offset the impact of lower slot revenue at Mohegan Sun which further validates our diversification initiatives.”

Mohegan Sun

Adjusted EBITDA at Mohegan Sun for the quarter ended June 30, 2007 decreased by $4.9 million, or 5.1%, to $93.1 million from $98.0 million for the same period in the prior year. The decrease in Adjusted EBITDA is primarily due to lower than expected slot handle from patrons residing in New York, particularly the Westchester, Bronx and Queens counties, and an increase in promotional expenditures targeting customers in the vicinity of the recently expanded video lottery terminal, or VLT, facilities at Yonkers Raceway in Yonkers, New York and Twin River in Lincoln, Rhode Island, as well as a reduction in slot machines at the Casino of the Earth due to the construction of Sunrise Square. The Adjusted EBITDA margin at Mohegan Sun for the quarter ended June 30, 2007 was 26.4% compared to 28.4% for the same period in the prior year. The Adjusted EBITDA margin decrease is primarily attributable to the decrease in slot revenue and an increase in utilization by casino patrons of Mohegan Sun Player’s Club points and promotional coupons at the property’s third party restaurant and retail outlets. Other expenses that contributed to the reduction in margin are higher medical insurance costs; increased utility expenses; and $1.5 million in certain one-time costs, such as furniture refurbishment and new linens, related to the Sky hotel room renovation program.

Net revenues for the quarter ended June 30, 2007 increased by $8.3 million, or 2.4%, to $352.9 million from $344.6 million for the same period in the prior year. This increase is attributable primarily to the growth in table games revenues and entertainment revenues, partially offset by a decline in slot revenues as discussed above.

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended June 30, 2007 decreased by $4.3 million, or 1.9%, to $223.4 million from $227.7 million for the same period in the prior year. The decrease in gross slot revenues is primarily attributed to increased competition in the Northeast gaming market from newly opened VLT facilities in New York and Rhode Island and the decrease in weighted average number of slot machines from 6,201 for the quarter ended June 30, 2006, to 5,939 for the quarter ended June 30, 2007, as described above. The State of Connecticut reported total slot revenues of $425.8 million and $435.4 million for the quarters ended June 30, 2007 and 2006, respectively, representing a decrease of 2.2% in the Connecticut market. However, Mohegan Sun increased its slot market share to 52.5% of the Connecticut market for the quarter ended June 30, 2007 as compared to 52.3% in the quarter ended June 30, 2006. Gross slot win per unit per day was $413 and $404 for the quarters ended June 30, 2007 and 2006, respectively. Gross slot hold percentage, or gross slot revenues divided by slot handle, was 8.6% for the quarters ended June 30, 2007 and 2006.

Table games revenues increased by $11.0 million, or 12.3%, to $100.9 million for the quarter ended June 30, 2007 from $89.9 million for the same period in the prior year. The growth in table games revenues was primarily a result of Mohegan Sun’s table games marketing program targeting high limit players. Table games hold percentage, or table games revenues divided by table games drop, also increased to 16.5% for the quarter ended June 30, 2007 compared to 15.2% for the same period in the prior year. Table games hold percentage is relatively predictable over long periods of time but can fluctuate significantly over shorter periods. Table games revenue per unit per day was $3,990 and $3,308 for the quarters ended June 30, 2007 and 2006, respectively.

Food and beverage revenues of $22.6 million for the quarter ended June 30, 2007 were comparable to food and beverage revenues of $22.5 million for the same period in the prior year.

Hotel revenues for the quarter ended June 30, 2007 decreased by $1.7 million, or 13.3%, to $11.1 million from $12.8 million for the same period in the prior year. The decrease in hotel revenues is attributable to a decrease in the average daily room rate, or ADR, to $104 for the quarter ended June 30, 2007 compared to $118 for the quarter ended June 30, 2006. The decrease in ADR is the result of competitive pricing pressures in room rates offered to casino hotel guests in the Northeast gaming market. Hotel occupancy also decreased to 94.4% for the quarter ended June 30, 2007 compared to 95.1% for the quarter ended June 30, 2006 as a result of rooms being out of service due to the $10.0 million hotel room renovation program, which began in January 2007 and was completed during the quarter. Revenue per available room, or REVPAR, decreased to $98 for the quarter ended June 30, 2007 compared to $112 for the same period in the prior year.

Retail, entertainment and other revenues increased by $4.4 million, or 16.2%, to $31.6 million for the quarter ended June 30, 2007 from $27.2 million for the same period in the prior year. The increase is partially attributable to a $2.6 million, or 29.4%, increase in entertainment revenues due to a significant increase in the number of shows at the Mohegan Sun Arena, resulting in a 31.8% increase in Arena ticket sales. The increase in retail, entertainment and other revenues is also due to a $0.5 million, or 23.4%, increase in rental revenues from tenants in the Shops at Mohegan Sun due to higher collection of rent from new tenants, particularly the Coach outlet, which opened in the fourth quarter of 2006.

Income from operations for the quarter ended June 30, 2007 decreased by $3.9 million, or 5.1%, to $72.4 million from $76.3 million for the quarter ended June 30, 2006.

Jeffrey E. Hartmann, the Authority’s Chief Operating Officer, said, “Even though there is a tremendous level of energy and attention needed to manage the many facets of Project Horizon, Project Sunrise and the numerous diversification efforts, our management and employees remain focused on maintaining Mohegan Sun as a premier destination property.”

Mohegan Sun at Pocono Downs

Adjusted EBITDA for the quarter ended June 30, 2007 increased by $9.5 million to $9.7 million compared to $119,000 for the same period in the prior year. The increase is the result of the opening of the slot facility at Pocono Downs in November 2006. The Adjusted EBITDA margin for the quarter ended June 30, 2007 was 17.8% compared to 1.4% for the same period in the prior year.

Net revenues for the quarter ended June 30, 2007 increased by $45.5 million to $54.2 million compared to $8.7 million for the same period in the prior year. The increase is attributable to a $44.5 million increase in gaming revenues and a $2.1 million increase in non-gaming revenues as a result of the opening of the Pocono Downs slot facility.

Gaming revenues for the quarter ended June 30, 2007 were $52.2 million compared to $7.7 million for the same period in the prior year. This increase is attributable to the addition of $44.8 million in gross slot revenues from the Pocono Downs slot facility. Gross slot win per unit per day was $431 for the quarter ended June 30, 2007.

Non-gaming revenues for the quarter ended June 30, 2007 were $3.1 million compared to $1.0 million for the same period in the prior year. This increase is attributable to increased patronage of the food and beverage and retail outlets at the facility.

Income from operations for the quarter ended June 30, 2007 was $6.5 million compared to loss from operations of $1.9 million for the same period in the prior year. The increase in income from operations is principally attributable to the growth in net revenues as discussed above.

“An outstanding performance by the entire Mohegan Sun at Pocono Downs team,” is how Robert J. Soper, President and CEO of Mohegan Sun at Pocono Downs, described the results of operations for the third quarter at Pocono Downs. “Now that the construction has started on our Phase II expansion, “Project Sunrise,” the excitement here continues to build as we target a fourth quarter 2008 opening date.”

Mohegan Tribal Gaming Authority Property Information

(in thousands, unaudited)	Net Revenues For the Three Months Ended			Adjusted EBITDA For the Three Months Ended
	June 30, 2007		June 30, 2006	June 30, 2007		June 30, 2006
Mohegan Sun	$352,947		$344,614	$93,058		$98,013
Pocono Downs	54,170	(1)	8,739	9,654	(1)	119
Corporate	—		—	(3,056)		(1,767)

Total	$407,117		$353,353	$99,656		$96,365

(1)	Includes operating results of Phase I slot facility at Mohegan Sun at Pocono Downs for the three months ended June 30, 2007.

(in thousands, unaudited)	Net Revenues For the Nine Months Ended			Adjusted EBITDA For the Nine Months Ended
	June 30, 2007		June 30, 2006	June 30, 2007		June 30, 2006
Mohegan Sun	$1,051,072		$1,018,973	$280,953		$282,602
Pocono Downs	130,652	(1)	22,220	18,162	(1)	(525)
Corporate	—		—	(7,910)		(7,085)

Total	$1,181,724		$1,041,193	$291,205		$274,992

(1)	Includes operating results of Phase I slot facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to June 30, 2007.

Liquidity, Capital Resources and Capital Spending

As of June 30, 2007, the Authority held cash and cash equivalents of $117.5 million, an increase of $42.3 million from $75.2 million as of September 30, 2006. As of June 30, 2007, there was $27.0 million drawn on the Authority’s $1.0 billion bank credit facility. Inclusive of letters of credit, which reduce borrowing availability under the bank credit facility, the Authority had approximately $972.3 million of available borrowing under the bank credit facility as of June 30, 2007. The Authority’s total debt was approximately $1.29 billion as of June 30, 2007.

Interest expense increased by $3.3 million, or 4.8%, to $71.6 million for the nine months ended June 30, 2007 as compared to $68.3 million for the same period in the prior year due to an increase in the weighted average outstanding debt. The weighted average outstanding debt was $1.30 billion for the nine months ended June 30, 2007 compared to $1.25 billion for the nine months ended June 30, 2006. The increase in weighted average outstanding debt was the result of additional borrowing for the payment of the $50.0 million slot license fee at Pocono Downs and capital expenditures at Mohegan Sun and Pocono Downs described below. The weighted average interest rate was 7.4% for the nine months ended June 30, 2007 and 2006.

Capital Expenditures

Capital expenditures totaled $96.6 million for the nine months ended June 30, 2007 versus $85.8 million for the same period in the prior year, which were comprised of capital expenditures at Pocono Downs of $37.8 million and capital expenditures at Mohegan Sun of $58.8 million, inclusive of Project Horizon construction expenditures of $19.4 million.

Total capital spending for fiscal year 2007 at Mohegan Sun, exclusive of Project Horizon, is forecasted to be approximately $75.0 million. Maintenance capital expenditures at Mohegan Sun are anticipated to be $45.0 million. An additional $30.0 million has been, or is anticipated to be, expended in the Casinos of the Earth and Sky to add new gaming space recaptured as a result of the elimination of closed redemption booths; conversion of the Cabaret lounge into a semi-private gaming area completed in February 2007; and for the renovation of all guest rooms in the Sky hotel completed in June 2007.

Capital expenditures for Pocono Downs are anticipated to be approximately $68.0 million for the 2007 fiscal year, comprised primarily of the approximately $28.0 million of construction costs already incurred to complete the Phase I slot facility; $38.0 million to begin construction on Project Sunrise; and approximately $1.0 million for an expansion of the current slot facility to add approximately 80 more slot machines, which opened in June 2007.

Mohegan Golf

In November 2006, the Authority formed a wholly owned subsidiary, Mohegan Golf, LLC, or Mohegan Golf, to purchase and operate a golf course in southeast Connecticut. On May 17, 2007, Mohegan Golf completed an acquisition of the assets comprising Pautipaug Country Club Inc. located in Sprague and Franklin, Connecticut for a purchase price of $4.4 million (with total acquisition costs of $5.0 million), and the club was renamed Mohegan Sun Country Club at Pautipaug.

Project Horizon

Project Horizon consists of three major components (Sunrise Square, Casino of the Wind and the Earth Expansion). The plans for Project Horizon contemplate adding more than 1.4 million square feet of hotel rooms, gaming space and other new non-gaming amenities to Mohegan Sun. The total number of slot machines at Mohegan Sun is projected to increase to approximately 7,200 units, complemented by approximately 400 table games (including poker tables) after the expansion.

Groundbreaking occurred in November 2006 with the commencement of construction for Sunrise Square, a new Asian themed gaming area, which will include a new 5,000-square-foot bus lobby, a 4,000-square-foot “Hong Kong” Street food outlet and 8,500 square feet of gaming space offering 46 table games such as Mini-Baccarat, Sic Bo and Pai Gow Poker. The gaming component of Sunrise Square opened in late July 2007, and the remainder of the new facility is scheduled to open in August 2007.

The Authority is also developing the Casino of the Wind, a new gaming area adjacent to the Casino of the Sky, which is expected to include approximately 45,000 square feet of gaming space with approximately 825 slot machines, 28 table games and a themed poker room with 42 tables, as well as approximately 20,000 square feet of new dining and retail amenities, including a two-level 16,000-square-foot Jimmy Buffett’s Margaritaville Restaurant. Groundbreaking for the Casino of the Wind occurred in June 2007, and the new casino is scheduled to open in the fall of 2008.

Project Horizon also is expected to include the Earth Expansion, which features a new 1,000-room Earth hotel with 300 House of Blues-themed hotel rooms, which will be owned and operated by Mohegan Sun, and a House of Blues Foundation Room™. In addition, the schematic design includes a “Spirit of the Sea” themed connector between the new Earth hotel and the existing Sky hotel, which would add approximately 115,000 square feet to Mohegan Sun, including retail and dining space for three new fine dining and four quick serve restaurants. The Earth expansion also is planned to include new House of Blues-themed dining and entertainment amenities, including a 2,500-seat music hall.

The Authority has engaged Marnell Keating to serve as construction manager for the Casino of the Wind and Skanska USA Building Inc., or Skanska, to provide construction management services for the Earth Expansion. Marnell Keating and Skanska have reviewed the initial cost estimates for the Casino of the Wind and the Earth Expansion with the Authority. The preliminary results of these reviews indicate that the total costs for Project Horizon are likely to be higher than the initial projection of $740.0 million. As the plans, scope and elements of Project Horizon continue to be refined and we assess the impact of potential gaming in the Commonwealth of Massachusetts, the Authority expects to release a revised total cost estimate by the end of the year upon approval by the Management Board.

Project Sunrise

As previously announced, Project Sunrise is being developed at Pocono Downs on land adjacent to the existing gaming facility, with a grand opening planned in the summer of 2008. The combined facility is anticipated to include approximately 2,500 slot machines, a variety of restaurants, a 300 seat buffet, an expanded quick serve dining area, retail shopping, nightlife venues, additional parking and bus amenities. Project Sunrise is anticipated to cost approximately $180.0 million.

Erie OTW

Pursuant to the terms of the agreement by which the Authority acquired Pocono Downs, MTR Gaming Group, Inc. and Presque Isle Downs Inc., collectively Presque Isle, were required to make a $7.0 million payment upon the occurrence of either of the following two conditions: (1) the commencement by any of the Presque Isle entities of pari-mutuel wagering in Erie, Pennsylvania or (2) the receipt by any Presque Isle entity of revenue from slot machine operations in Erie, Pennsylvania. After receipt of the $7.0 million payment, the Authority was required to discontinue its OTW operations in Erie, Pennsylvania and convey the Erie OTW facility to Presque Isle as soon as commercially reasonable.

In October 2006, the Pennsylvania Gaming Control Board granted Presque Isle a conditional license to operate slot machines at Presque Isle Downs in Erie County, Pennsylvania. In February 2007, Presque Isle opened slot machine gaming operations at the Erie property. In July 2007, Presque Isle Downs exercised its rights under the agreement and paid $7.0 million in return for the conveyance of the Erie OTW facility. The Authority reported the results of its Erie OTW facility as income from discontinued operations in the accompanying consolidated statements of income.

Other Projects

In July 2007, the Authority agreed to terms with Capital Play, Inc., under which the Authority would develop and operate proposed VLT facilities at Belmont Park and Aqueduct racetracks in New York, subject to the satisfaction of customary conditions, the successful acceptance of Capital Play, Inc.’s bid for New York State’s thoroughbred racing franchise and other necessary approvals referred to below. If awarded the New York franchise, Capital Play, Inc. and the Authority will operate the thoroughbred racing and VLTs at Belmont Park and Aqueduct racetracks, as well as thoroughbred racing at Saratoga Race Course. The installation of up to 4,500 VLTs at the Aqueduct racetrack is authorized under existing New York law. However, the addition of VLTs at Belmont would require new legislation.

Capital Resources

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $55.2 million and $54.3 million for the nine months ended June 30, 2007 and 2006, respectively. Distributions to the Tribe are anticipated to total approximately $75.0 million for fiscal year 2007.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments and foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next twelve months. Any future investments in Mohegan Sun related to Project Horizon and in Pocono Downs related to Project Sunrise are anticipated to be funded through the Bank Credit Facility.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its third quarter fiscal 2007 operating results on Tuesday, August 7, 2007 at 11:00 a.m. (Eastern Daylight Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Conference ID: 7175907

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mtga.com, in the “Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Tuesday, August 7, 2007. This replay will run through August 21, 2007.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 7175907

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 507-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 185-acre site on the Tribe’s reservation and, through its subsidiary, Downs Racing, LP, owns and operates Mohegan Sun at Pocono Downs, also a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania and several OTW facilities located elsewhere in Pennsylvania. The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, The Shops at Mohegan Sun, 10,000-seat Mohegan Sun Arena, 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Tower. More information about the Authority and its properties can be obtained by visiting www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey and Pennsylvania), the financial performance of Mohegan Sun, Pocono Downs and the OTW facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Three Months Ended June 30, 2007	For the Three Months Ended June 30, 2006	For the Nine Months Ended June 30, 2007	For the Nine Months Ended June 30, 2006
Revenues:
Gaming	$371,140	$320,318	$1,074,310	$938,304
Food and beverage	24,757	23,150	73,525	70,196
Hotel	11,120	12,820	35,283	37,062
Retail, entertainment and other	32,621	27,557	91,182	86,930

Gross revenues	439,638	383,845	1,274,300	1,132,492
Less—Promotional allowances	(32,521)	(30,492)	(92,576)	(91,299)

Net revenues	407,117	353,353	1,181,724	1,041,193

Operating costs and expenses:
Gaming	216,401	178,174	625,180	530,479
Food and beverage	12,807	11,773	38,386	36,983
Hotel	4,504	4,886	12,585	12,788
Retail, entertainment and other	11,295	8,710	32,711	29,133
Advertising, general and administrative	59,401	51,680	173,748	149,733
Corporate expenses	3,222	1,352	8,406	7,418
Pre-opening costs and expenses	84	1,361	3,829	3,409
Depreciation and amortization	23,740	22,405	69,851	65,674

Total operating costs and expenses	331,454	280,341	964,696	835,617

Income from operations	75,663	73,012	217,028	205,576

Other income (expense):
Accretion of discount to the relinquishment liability	(7,449)	(7,677)	(22,346)	(23,030)
Interest income	1,148	652	2,688	1,466
Interest expense, net of capitalized interest	(23,840)	(22,664)	(71,564)	(68,306)
Write-off of debt issuance costs	—	—	(71)	—
Other expense, net	(96)	(85)	(458)	(77)

Total other expense	(30,237)	(29,774)	(91,751)	(89,947)

Income from continuing operations before minority interests	45,426	43,238	125,277	115,629
Minority interests	169	(413)	497	333

Income from continuing operations	45,595	42,825	125,774	115,962
Income from discontinued operations	59	52	90	51

Net income	$45,654	$42,877	$125,864	$116,013

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Operating Results:
Gross revenues	$439,638	$383,845	$1,274,300	$1,132,492
Net revenues	407,117	353,353	1,181,724	1,041,193
Income from operations	75,663	73,012	217,028	205,576

Other Data:
Adjusted EBITDA	$99,656	$96,365	$291,205	$274,992
Capital expenditures	36,646	25,236	96,649	85,808
Cash interest paid	12,304	14,092	59,160	59,101

Balance Sheet Data:
Cash and cash equivalents	$117,533	$84,620	$117,533	$84,620
Total debt	1,289,992	1,229,240	1,289,992	1,229,240

MOHEGAN SUN

SUPPLEMENTAL DATA–OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$93,058	$98,013	$280,953	$282,602
Adjusted EBITDA margin	26.4%	28.4%	26.7%	27.7%

Capital expenditures (in thousands)	$29,232	$9,681	$58,840	$36,888
Capitalized interest (in thousands)	192	—	192	—

Weighted Average Number of Units:
Slot machines	5,939	6,201	6,076	6,202
Table games	278	299	296	299

Win Per Unit Per Day:
Slot machines (gross)	$413	$404	$405	$390
Table games	3,990	3,308	3,609	3,311

Hold Percentage:
Slot machines (gross)	8.6%	8.6%	8.6%	8.6%
Table games	16.5%	15.2%	16.0%	15.7%

Slot Market Share:
Slot handle market share	52.4%	52.8%	53.4%	53.0%
Slot win market share	52.5%	52.3%	53.3%	52.6%
Slot handle efficiency	116.0%	112.1%	116.7%	112.7%
Slot win efficiency	116.2%	111.1%	116.5%	111.8%

Hotel Statistics:
Hotel occupancy %	94.4%	95.1%	91.7%	92.2%
Average Daily Rate (ADR)	$104	$118	$114	$118
Revenue Per Available Room (REVPAR)	$98	$112	$104	$109

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA - OPERATING STATISTICS

(in thousands, except for slot statistics)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Adjusted EBITDA (1):
Adjusted EBITDA	$9,654	$119	$18,162	$(525)
Adjusted EBITDA margin	17.8%	1.4%	13.9%	(2.4)%

Capital expenditures	$7,414	$9,925	$37,805	$35,823
Capitalized interest	68	448	468	912

Slot Statistics (1):
Win per unit per day (gross)	$431	$—	$418	$—
Hold percentage (gross)	9.2%	—	9.5%	—

(1)	Includes operating results of Phase I slot machine facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to June 30, 2007.

MOHEGAN TRIBAL GAMING AUTHORITY

ADJUSTED EBITDA RECONCILIATIONS

Reconciliations of Adjusted EBITDA to Net Income:

Reconciliations of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, are shown below (in thousands):

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Adjusted EBITDA	$99,656	$96,365	$291,205	$274,992
Pre-opening costs and expenses	(84)	(1,361)	(3,829)	(3,409)
Depreciation and amortization	(23,740)	(22,405)	(69,851)	(65,674)
Minority interests	(169)	413	(497)	(333)

Income from operations	75,663	73,012	217,028	205,576

Accretion of discount to the relinquishment liability	(7,449)	(7,677)	(22,346)	(23,030)
Interest income	1,148	652	2,688	1,466
Interest expense, net of capitalized interest	(23,840)	(22,664)	(71,564)	(68,306)
Write-off of debt issuance costs	—	—	(71)	—
Other expense, net	(96)	(85)	(458)	(77)
Minority interests	169	(413)	497	333
Income from discontinued operations	59	52	90	51

Net income	$45,654	$42,877	$125,864	$116,013

Reconciliations of Income from Operations to Adjusted EBITDA:

Reconciliations of income from operations, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, to Adjusted EBITDA are shown below (in thousands):

	For the Three Months Ended June 30, 2007
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$72,364	$84	$20,610	$—	$93,058
Pocono Downs	6,543	—	3,111	—	9,654
Corporate	(3,244)	—	19	169	(3,056)

Total	$75,663	$84	$23,740	$169	$99,656

	For the Three Months Ended June 30, 2006
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$76,281	$—	$21,732	$—	$98,013
Pocono Downs	(1,896)	1,361	654	—	119
Corporate	(1,373)	—	19	(413)	(1,767)

Total	$73,012	$1,361	$22,405	$(413)	$96,365

	For the Nine Months Ended June 30, 2007
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$218,562	$392	$61,999	$—	$280,953
Pocono Downs	6,932	3,437	7,793	—	18,162
Corporate	(8,466)	—	59	497	(7,910)

Total	$217,028	$3,829	$69,851	$497	$291,205

	For the Nine Months Ended June 30, 2006
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$218,836	$—	$63,766	$—	$282,602
Pocono Downs	(5,785)	3,409	1,851	—	(525)
Corporate	(7,475)	—	57	333	(7,085)

Total	$205,576	$3,409	$65,674	$333	$274,992

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, write-off of debt issuance costs, income from discontinued operations and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.